ESCROW AGREEMENT


      THIS ESCROW AGREEMENT, dated as of the 18th day of March 1998 ("Escrow Agreement") is by and among FINET HOLDINGS CORPORATION, a Delaware corporation ("Issuer"), the subscribers listed on Exhibit A attached hereto (each a "Subscriber" and collectively the "Subscribers"); and WACHOVIA BANK , N.A., as Escrow Agent hereunder ("Escrow Agent" or "Wachovia").

                                BACKGROUND

      A. Issuer has engaged J.P. Carey Securities, Inc., a Georgia corporation ("Placement Agent") to assist it in locating qualified investors to purchase up to $7,000,000 principal amount of 3% Convertible Debentures (the "Debentures") convertible into shares of common stock of the Issuer in one or more closings, pursuant to the form of the Securities Purchase Agreement attached hereto as Exhibit B (collectively the "Subscription Agreements" and individually a "Subscription Agreement").

      B. In accordance with the Subscription Agreements, Subscribers for the Debentures will be required to submit full payment for their respective investments at the time they execute the Subscription Agreements.

      C. All payments shall be received by Escrow Agent in connection with subscriptions for Debentures, and Escrow Agent shall agree to accept, hold, and disburse such funds deposited with it and the earnings thereon in accordance with the terms of this Escrow Agreement.

      D.    In  order to establish the escrow of funds and to  effect  the
consummation   of   the  transaction  contemplated  by  the   Subscription
Agreements, the parties hereto have entered into this Escrow Agreement.

                          STATEMENT OF AGREEMENT

      NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

      1.    Definitions.   The following terms shall  have  the  following
meanings when used herein:

           "Cash Investment" shall mean the principal amount of Debentures to be purchased by any Subscriber as set forth in the Subscription Agreements.
           "Cash Investment Instrument" shall mean a wire transfer of immediately available funds deposited in the "Finet Holdings Corporation, Private Placement-Escrow Account," in full payment for the Debentures to be purchased by any Subscriber.

           "Escrow Funds" shall mean the funds deposited with the Escrow Agent pursuant to this Agreement.

           "Entire Offering" shall mean, under the Subscription Agreements, the sale of $7,000,000 in principal amount of Debentures in one Closing unless the Company agrees to close the offering with more or less than such amount of Debentures.

          "Offering Notice" shall mean a written notification, signed by Placement Agent, which shall specify that subscriptions for at least $4,000,000 in aggregate amount the "Minimum Securities" or thereafter any additional subscriptions up to an aggregate principal amount of $7,000,000, have been received; that, to the best of Placement Agent's knowledge after due inquiry and review of its records, Cash Investment Instruments in full payment for that number of Debentures equal to the such subscription amounts have been received, deposited with and collected by Escrow Agent; and that such subscriptions have not been withdrawn, rejected or otherwise terminated.

           "Subscription Accounting" shall mean an accounting of all subscriptions for Debentures received from Placement Agent and accepted by Escrow Agent as of the date of such accounting, which shall be accepted by the Company, indicating for each subscription the Subscriber's name and address, the number and total purchase price of subscribed Debentures and Warrants, the date of receipt by Escrow Agent of the Cash Investment Instrument, and notations of any nonpayment of the Cash Investment Instrument submitted with such subscription, any withdrawal of such subscription by the Subscriber, any rejection of such subscription by the Company or Escrow Agent, or other termination, for whatever reason, of such subscription and any disbursements to be made at Closing.

      2. Appointment of and Acceptance by Escrow Agent. Issuer and Subscribers hereby appoint Escrow Agent to serve as escrow agent hereunder, and Escrow Agent hereby accepts such appointment in accordance with the terms of this Escrow Agreement.

     3.   Deposits into Escrow.

           a. All Cash Investment Instruments for the purchase of Debentures shall be deposited into the following escrow account:

          Bank:               Wachovia Bank , N.A.
            Account   Name:   Finet  Holdings  Corporation,   Private
Placement
          Account No.:        12274112
          ABA Routing No.:    061000010
          ATTN:               David E. Burnstein
            Re:              Finet   Holdings  Corporation,   Private
Placement
          Notify:             (770) 763-5003

Each such deposit shall be accompanied by the following documents:

          (1) a report containing such Subscriber's name, taxpayer identification number, address and other information required for withholding purposes such as either U.S. Treasury Department Form W-9 or other applicable form, e.g., W-8; and

          (2)  a Subscription Accounting.

           ALL FUNDS SO DEPOSITED SHALL REMAIN THE PROPERTY OF THE SUBSCRIBERS ACCORDING TO THEIR RESPECTIVE INTERESTS AND SHALL NOT BE SUBJECT TO ANY LIEN OR CHARGE BY ESCROW AGENT OR BY JUDGMENT OR CREDITORS' CLAIMS AGAINST ISSUER UNTIL RELEASED TO ISSUER IN ACCORDANCE WITH SECTION 4(a) HEREOF.

            b. Escrow Agent and Issuer understand and agree that Subscribers will transmit available funds by wire transfer only and upon receipt by Escrow Agent hereunder said funds are subject to collection requirements of presentment and final payment, and that the funds represented thereby cannot be drawn upon or disbursed until such time as final payment has been made and is no longer subject to dishonor. Upon receipt, Escrow Agent shall process each Cash Investment Instrument for collection, and the proceeds thereof shall be held as part of the Escrow Funds until disbursed in accordance with Section 4 hereof. If, upon presentment for payment, any Cash Investment Instrument is dishonored, Escrow Agent's sole obligation shall be to notify Issuer of such dishonor and to return such Cash Investment Instrument to Subscriber.
Notwithstanding the foregoing, if for any reason any Cash Investment Instrument is uncollectible after payment of the funds represented thereby has been made by Escrow Agent in accordance with this Agreement, Issuer shall immediately reimburse Escrow Agent upon receipt from Escrow Agent of written notice thereof.

           Upon receipt of any Cash Investment Instrument that represents payment less than or greater than the Cash Investment, Escrow Agent's sole obligation shall be to notify Issuer and Subscribers of such fact and to return such Cash Investment Instrument to Subscriber.

           c. All Cash Investment Instruments shall be immediately available funds sent by wire transfer to the "Finet Holdings Corporation, Private Placement - Escrow Account," and Escrow Agent shall not be obligated to accept, or present for payment, any Cash Investment Instrument that is not payable in that manner.

     4.   Disbursements of Escrow Funds.

           a.    Completion  of  Offering.  Subject to the  provisions  of
Section 10 hereof, Escrow Agent shall pay to Issuer the Escrow Funds, less a one time fee of $500.00 for fees and expenses owed Escrow Agent, less the agreed amount of Placement Agent's fee (as stated in the Placement Agent Agreement and accepted by Issuer), which is 7% of the Cash Investment, a non-accountable expense allowance equal to 1/2 of 1% of the Cash Investment, plus warrants to purchase the Common Stock of the issuer and the fees and expenses of Placements Agent's legal counsel, by wire transfer, promptly after receipt of the following documents:

               (1)  An Offering Notice;

               (2)  Subscription Accounting;

               (3)  Securities Purchase Agreement signed by all parties;

               (4)  Debenture Certificates for each Subscriber;

               (5)  Warrant Certificates for each Subscriber; and

               (6) Such other certificates, notices or other documents as Escrow Agent, in its discretion, shall reasonably require.

           Notwithstanding the foregoing, Escrow Agent shall not be obligated to disburse the Escrow Funds to Issuer if Escrow Agent has grounds to believe that (a) Cash Investment Instruments in full payment for that number of Debentures equal to or greater than the minimum amount for such particular closing have not been received, deposited with and collected by the Escrow Agent, subject to the right of Issuer and the Subscribers to consummate the sale of some, but not all, of the Debentures at such closing or (b) any of the certifications and opinions set forth in the documents delivered to Escrow Agent are materially incorrect or incomplete. Prior to disbursing any Escrow Funds or debenture certificates, Escrow Agent shall be entitled, in its reasonable discretion, to require any additional written certificates or authorizations that it deems necessary or desirable.

           b. Rejection of any Subscription or Termination of the Offering. No later than fifteen (15) business days after receipt by Escrow Agent of written notice (i) from Issuer or Placement Agent that Issuer intends to reject a Subscriber's subscription, or (ii) from Issuer or Placement Agent that there will be no closing of the sale of Debentures to Subscribers, Escrow Agent shall pay to the applicable Subscribers, by certified or bank check and by first class mail, the amount of the Cash Investment paid by each Subscriber, without interest or deduction.

          c. Expiration of Offering Period. Notwithstanding anything to the contrary contained herein, if Escrow Agent shall not have received an Offering Notice on or before April 30, 1998, in the case of the first closing, and as mutually agreed on with respect to future closings, Escrow Agent shall, within fifteen (15) business days after such date and without any further instruction or direction from Placement Agent or Issuer, return to each Subscriber, by certified or bank check and by first class mail, the Cash Investment made by such Subscriber, without interest or deduction.

      5. Suspension of Performance or Disbursement Into Court. If, at any time, there shall exist any dispute between Placement Agent, Issuer, Escrow Agent, any Subscriber or any other person with respect to the holding or disposition of any portion of the Escrow Funds or any other obligations of Escrow Agent hereunder, or if at any time Escrow Agent is unable to determine, to Escrow Agent's sole satisfaction, the proper disposition of any portion of the Escrow Funds or Escrow Agent's proper actions with respect to its obligations hereunder, then Escrow Agent may, in its sole discretion, take either or both of the following actions:

          a. suspend the performance of any of its obligations under this Escrow Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Escrow Agent or until a successor Escrow Agent shall have been appointed (as the case may be); and/or

          b. petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction in Atlanta, Georgia, for instructions with respect to such dispute or uncertainty, and pay into such court all funds held by it for holding and disposition in accordance with the instructions of such court.

Escrow Agent shall have no liability to Placement Agent, Issuer, any Subscriber or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of funds held in the Escrow Funds or any delay in or with respect to any other action required or requested of Escrow Agent.

     6.   Investment of Funds.   Escrow Agent shall not invest or reinvest
the Escrow Funds. The parties to this Escrow Agreement acknowledge that no interest shall accrue or be paid with respect to the Escrow Funds.

      7. Removal of Escrow Agent. Escrow Agent may be removed, with or without cause, by Issuer and Subscriber, acting jointly, in writing, at any time by the giving of ten (10) days' prior written notice to Escrow Agent. Such removal shall take effect upon the appointment of a successor Escrow Agent as provided hereinbelow. Upon any such notice of removal, Issuer shall appoint a successor Escrow Agent hereunder, which shall be a commercial bank, trust company or other financial institution with a combined capital and surplus in excess of $100,000,000. Upon the acceptance in writing of any appointment as Escrow Agent hereunder by a successor Escrow Agent, such successor Escrow Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Escrow Agent, and the retiring Escrow Agent shall be discharged from its duties and obligations under this Escrow Agreement. After any retiring Escrow Agent's removal, the provisions of this Escrow Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Escrow Agreement.

     8.   Liability of Escrow Agent.

           a. Escrow Agent's sole responsibility shall be for the safekeeping and disbursement of the Escrow Funds and Debenture Certificates in accordance with the terms of this Escrow Agreement. Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein.

           b. The Escrow Agent shall not be liable for any error of judgment, or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except for its own gross negligence or willful misconduct.

          c. The Escrow Agent shall be entitled to rely and act upon any notice, request, waiver, consent, receipt, or other paper or document furnished to it (including, but not limited to, the Transaction Documents (as defined below), not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein. The Escrow Agent is also relieved from the necessity of satisfying itself as to the authority of any person executing this Agreement or any other agreement contemplated by the Closing, including, but not limited to the Subscription Agreements, the Debentures, the Warrants, the Offering Notice (collectively the "Transaction Documents") or as to the authenticity of any signature to this Agreement or the Transaction Documents.

           d. In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages. Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Funds or any account in which Escrow Funds are deposited or this Escrow Agreement, or to appear in, prosecute or defend any such legal action or proceeding. Without limiting the generality of the foregoing, Escrow Agent shall not be responsible for or required to enforce any of the terms or conditions of any subscription agreement with any Subscriber or any other agreement between Issuer, Placement Agent and/or any Subscriber. Escrow Agent shall not be responsible or liable in any manner for the performance by Issuer or any Subscriber of their respective obligations under any subscription agreement nor shall Escrow Agent be responsible or liable in any manner for the failure of Issuer, Placement Agent or any third party (including any Subscriber) to honor any of the provisions of this Escrow Agreement. Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the opinion or instruction of such counsel. Issuer shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel.

           e. The Escrow Agent is authorized, in its sole discretion, to comply with orders issued or process entered by any court with respect to the Escrow Funds, without determination by the Escrow Agent of such court's jurisdiction in the matter. If any portion of the Escrow Funds is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

      9. Indemnification of Escrow Agent. From and at all times after the date of this Escrow Agreement, Issuer and each Subscriber (each an "Indemnifying Party") shall, severally and not jointly, to the fullest extent permitted by law, indemnify and hold harmless the Escrow Agent and each director, officer, employee, attorney, agent and affiliate of Escrow Agent (collectively, the "Indemnified Parties") against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including without limitation reasonable attorneys' fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person other than the Placement Agent, including without limitation Issuer, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance of this Escrow Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. If any such action or claim shall be brought or asserted against any Indemnified Party, such Indemnified Party shall promptly notify the Indemnifying Party in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel and the payment of all expenses. Such Indemnified Party shall, in its sole discretion, have the right to employ separate counsel (who may be selected by such Indemnified Party in its sole discretion) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Indemnified Party, except that the Indemnifying Party shall be required to pay such fees and expenses if (a) the Indemnifying Party agrees to pay such fees and expenses, (b) the Indemnifying Party shall fail to assume the defense of such action or proceeding or shall fail, in the reasonable discretion of such Indemnified Party, to employ counsel satisfactory to the Indemnified Party in any such action or proceeding, (c) the Indemnifying Party is the plaintiff in any such action or proceeding, or (d) the named parties to any such action or proceeding (including any impleaded parties) include both Indemnified Party and the Indemnifying Party, and Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to Indemnifying Party. Indemnifying Party shall be liable to pay fees and expenses of counsel pursuant to the preceding sentence. All such fees and expenses payable by the Indemnifying Party pursuant to the foregoing sentence shall be paid from time to time as incurred, both in advance of and after the final disposition of such action or claim. The obligations of each Indemnifying Party under this Section 9 shall survive any termination of this Escrow Agreement and the removal of Escrow Agent.

      10. Compensation to Escrow Agent. Issuer shall compensate Escrow Agent for its services hereunder by making the payments set forth on Exhibit C attached hereto. The obligations of Issuer under this Section 10 shall survive any termination of this Escrow Agreement and the resignation or removal of Escrow Agent.

     11.  Representations and Warranties.

          a. Issuer makes the following representations and warranties to Escrow Agent:

                (1) Issuer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has full power and authority to execute and deliver this Escrow Agreement and to perform its obligations hereunder.

                (2)   This Escrow Agreement has been duly approved by  all
necessary corporate action of Issuer, including any necessary shareholder approval, has been executed by duly authorized officers of Issuer, and constitutes a valid and binding agreement of Issuer, enforceable in accordance with its terms; provided, however that enforceability is subject to: (i) applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance, and similar federal and state laws affecting the rights and remedies of creditors generally, and (ii) general principles of equity limiting the availability of equitable remedies (including but not limited to the rove written.

                              "THE COMPANY"
                              FINET HOLDINGS CORPORATION

                              By: /s/ L. Daniel Rawitch
                                 L. Daniel Rawitch
                                 Title:    CEO

                              J.P. CAREY SECURITIES, INC.

                              By /s/ John C. Canouse
                                John C Canouse
                                Sr. V.P.

Attest:   /s/ Cristie Mills
Name:     Cristie Mills
Title:    Admin. Asst